Exhibit 10.24

SERVICES AGREEMENT
This SERVICES AGREEMENT (this "Agreement"), effective as of October 1, 2015, is entered into by and between Watford Holdings (U.S.) Inc., a Delaware corporation ("Watford"), and Arch Capital Services Inc., a Delaware company ("ACSI"). Watford and ACSI may be referred to herein individually as a "Party" and collectively as the "Parties."
R E C I T A L S
WHEREAS, Watford is in the process of forming two insurance company subsidiaries in the United States of America to write insurance and reinsurance on, respectively, an admitted basis and an excess and surplus lines basis ("US Subsidiaries");
WHEREAS, Watford desires to retain ACSI to provide the services described herein, and ACSI wishes to provide such services; and
WHEREAS, the Parties have all requisite authority to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:
1.           ACSI agrees to provide Watford with assistance in the formation, licensing, tax planning, staffing, securing of premises, systems (hardware and software) procurement and set up and other legal and logistical matters in connection with establishment of the US Subsidiaries.
2.           Watford agrees to reimburse ACSI no less frequently than quarterly upon receipt of an invoice from ACSI for all expenses incurred by them in provision of the services described in paragraph one above, whether past, present or future, on the following bases:

(i)
at 85% (eighty-five percent) of cost for all expenses incurred in connection with obtaining third-party legal, tax, financial and accounting advice and the advice of other consultants and experts, and expenses of, or incurred in connection with obtaining, any other third-party service provider, in each case on behalf of the US Subsidiaries and/or Watford;

(ii)	at 85% (eighty-five percent) of cost as respects all disbursements for goods procured on behalf of the US Subsidiaries and/or Watford; and

(iii)
as respects time spent by each officer or employee on behalf of the US Subsidiaries and/or Watford during any period of time, an amount equal to 93.5% (ninety-three and one-half percent) of such officer's or employee's Allocated Costs for such period of time. "Allocated Costs" means A/B x C x D, where:

A = the officer or employee's annual salary and target bonus;
B = the sum of the annual salaries and target bonuses for all officers and employees of ACSI;
C = the percentage of such officer's or employee's time dedicated to the provision of services pursuant to this Agreement during such period; and
D = the operating expenses of ACSI for such period of time.

3.           Nothing contained herein shall create an employer/employee relationship between Watford and ACSI. Except as expressly granted by another Party in writing, no Party shall have any authority, express or implied, to act as an agent of another Party or its subsidiaries or affiliates under this Agreement. It is not the intent of the Parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship among or between the Parties (including their respective officers, employees, agents or representatives).
4.           With respect to legal professional services, ACSI may retain and be reimbursed for the fees and disbursements of counsel regularly consulted by it or its parents, subsidiaries and affiliates (collectively, "Arch") who are experienced with the types of legal issues pertinent to the services to be rendered pursuant to this Agreement and have advised Arch in the past regarding the same or similar issues. Watford acknowledges that this will facilitate timely, efficient and cost-effective rendition of such services and that Arch, not Watford, shall be deemed the client and respects such consultations. Watford agrees that such counsel may continue to represent Arch in matters related to Watford (for example, and without limitation, as respects preparation of agreements between Watford and Arch or any of their respective subsidiaries or affiliates) and, to the extent permissible under applicable Canons of Ethics, in the event that a dispute should arise between Watford and Arch or any of their respective subsidiaries or affiliates. Arch will endeavor where practical to have any counsel retained in connection with the foregoing agree either in its engagement letter with Arch or otherwise to notify the Parties of any material conflict of interest arising between Watford and Arch; Watford acknowledges and agrees that it is aware of the potential adverse interests between Watford and Arch as respects any agreement between them, that it will consult as it deems appropriate separate counsel as respects any such agreement drafted by counsel retained by Arch and that no notification of any potential conflict is required in such context.
5.           This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof, and each Party hereto agrees that each and every such prior agreement and understanding is terminated and replaced in its entirety by the rights created by this Agreement.
6.           This Agreement is to be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.
7.           This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WATFORD HOLDINGS (U.S.) INC.

By:	/s/ Alexandre Scherer
Name:	Alexandre Scherer
Title:	President & CEO

ARCH CAPITAL SERVICES INC.

By:	/s/ Debra O'Connor
Name:	Debra O'Connor
Title:	CFO